Exhibit 5.1

SMITH, ANDERSON, BLOUNT, DORSETT,

MITCHELL & JERNIGAN, L.L.P.

OFFICES 150 Fayetteville Street, Suite 2800 Raleigh, North Carolina 27601	August 13, 2026	Mailing Address P.O. Box 2611 Raleigh, North Carolina 27602-2611

TELEPHONE: (919) 821-1220 FACSIMILE: (919) 821-6800

Vogenx, Inc.

3901 Barrett Drive, Suite 300, P.O. Box 19469

Raleigh, North Carolina 27619

Re:	Vogenx, Inc. – Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel for Vogenx, Inc., a Delaware corporation (the “Company”), in connection with the registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), of 2,311,657 shares of common stock of the Company (“Common Stock”), par value $0.0001 per share (the “Plan Shares”), for issuance under the Vogenx, Inc. 2022 Equity Incentive Plan (the “2022 Plan”) and the 2026 Equity Incentive Plan (the “2026 Plan,” collectively with the 2022 Plan, the “Equity Incentive Plans”).

This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement and the exhibits thereto, including the 2022 Plan and 2026 Plan, (ii) the Company’s Second Amended and Restated Certificate of Incorporation and the Company’s Amended and Restated Bylaws, each as currently in effect, (iii) records of action by the Board of Directors and the stockholders of the Company relating to the approval of the Equity Incentive Plans (including related awards issued thereunder) and to the authorization and issuance of the Plan Shares, and (iv) such other corporate documents, records and proceedings, minutes, consents, actions and resolutions as we have deemed necessary for the purposes of our opinion.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conforming to originals of all documents submitted to us as copies and the authenticity of originals of such copies. We have also considered such matters of law and fact as we, in our professional judgment, have deemed appropriate to render the opinion contained herein. With respect to certain facts, we have considered it appropriate to rely upon certificates or other comparable documents of public officials and officers or other appropriate representatives of the Company, without investigation or analysis of any underlying data contained therein.

Vogenx, Inc.

August 13, 2026

Based upon and subject to the foregoing and the further assumptions, limitations and qualifications hereinafter expressed, it is our opinion that the Plan Shares have been duly authorized, and, when issued and delivered against payment therefor in accordance with the terms of the Equity Incentive Plans and the related agreements and awards duly adopted thereunder, and upon either (a) the countersigning of the certificates representing the Plan Shares by a duly authorized signatory of the registrar for the Common Stock, or (b) the book entry of the Plan Shares by the transfer agent for the Common Stock, such Plan Shares will be validly issued, fully paid and nonassessable.

We express no opinion as to any matter other than as expressly set forth above, and no opinion, other than the opinions expressed herein, may be inferred or implied herefrom. The opinion set forth herein is limited to matters governed by the Delaware General Corporation Law, and no opinion is expressed herein as to the laws of any other jurisdiction. The opinion expressed herein does not extend to compliance with federal or state securities laws relating to the sale of the Plan Shares.

Our opinion expressed herein is as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our legal opinion expressed herein.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to all references to us in the Registration Statement, including the prospectus and any amendment or supplement thereto. Such consent shall not be deemed to be an admission that our firm is within the category of persons whose consent is required under Section 7 of the Act or the regulations promulgated pursuant to the Act.

Sincerely yours,

/s/ Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.

SMITH, ANDERSON, BLOUNT, DORSETT,
MITCHELL & JERNIGAN, L.L.P.